                                                                    EXHIBIT 3(e)



                           CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                               VIEWCAST.COM, INC.


ViewCast.com, Inc., dba ViewCast Corporation, a Delaware corporation, DOES HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of said corporation by virtue of its certificate of incorporation as amended and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), said Board of Directors has duly adopted a resolution by unanimous consent providing for the issuance of a series of preferred stock, par value $0.0001 per share, designated as Series C Convertible Preferred Stock, which resolution reads as follows:

         "BE IT RESOLVED, that the Board of Directors (the "Board of Directors") of ViewCast.com, Inc. (the "Corporation") hereby authorizes the issuance of a series of preferred stock and fixes its designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as follows:

1) Designation. The distinctive serial designation of said series shall be "Series C Convertible Preferred Stock" (hereinafter called "Series C Preferred Stock"). Each share of Series C Preferred Stock shall be identical in all respects with all other shares of Series C Preferred Stock.

2) Number of Shares. The number of authorized shares of Series C Preferred Stock shall be two hundred thousand (200,000) shares. The number of authorized shares of Series C Preferred Stock may be increased or reduced by the Board of Directors of the Corporation by the filing of a certificate pursuant to the provisions of the DGCL stating that the change has been so authorized. When shares of Series C Preferred Stock are purchased or otherwise acquired by the Corporation or converted into common stock, par value $0.0001 per share, of the Corporation (the "Common Stock"), the Corporation shall take all necessary action to cause the shares of Series C Preferred Stock so purchased or acquired to be canceled and reverted to authorized but unissued shares of Preferred Stock undesignated as to series.

3) Rank. The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) junior to all claims of creditors, including holders of the Corporation's outstanding debt securities, (ii) junior to all obligations of the Corporation's Subsidiaries (as defined below), (iii) senior to all classes of Common Stock and to any class of preferred stock established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of common stock of the Corporation, as "Junior Stock"), (iv) on parity with the Series B Convertible Preferred Stock (the "Series B Preferred Stock") as to dividend rights and rights on liquidation, winding-up and dissolution and (v) subject to certain conditions, on a parity with each other class of preferred stock established hereafter by the Board of Directors of the Corporation and subject to approval by the majority of the holders of the Series C Preferred Stock, the terms of which expressly provide that such class or series shall rank on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively with the Series B Preferred Stock referred to a "Parity Stock").

4)   Dividends.

     a) Holders of record, as of the record date therefore, of the outstanding shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefore, dividends on the Series C Preferred Stock at an annual rate equal to $0.90 per share payable semi-annually in arrears in cash or, at the option of the Corporation, in shares of Common Stock of the Corporation valued at the average of the Market Prices (as defined below) thereof for the twenty (20) consecutive Stock Exchange Business Days (as defined below) ending ten
          (10) Stock Exchange Business Days prior to the dividend payment date (the "Common Stock Valuation Method").

     b) All dividends shall be cumulative, whether or not earned or declared, from the date of issuance and shall be payable semi-annually in arrears on April 30 and October 31 of each year (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date following issuance to holders of record on the April 15 or October 15, as the case may be, immediately preceding the relevant Dividend Payment Date; provided, however, that if April 30 or October 31, as the case may be, is not a Stock Exchange Business Day then the dividend shall be payable on the first immediately succeeding Stock Exchange Business Day. Dividends shall be computed on the basis of a 360-day year of twelve 30-day months.

     c) No dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Series C Preferred Stock. If full dividends are not so paid, the Series C Preferred Stock shall share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock payable in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased or otherwise retired for value nor may funds be set apart for payment with respect thereto, if cumulative dividends have not been paid in full on the Series C Preferred Stock in cash or shares of Common Stock. Dividends on account of arrears for any past dividend period may be declared and paid at any time without reference to any regular Dividend Payment Date, to holders of record on a date not more than forty-five (45) calendar days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation. No interest shall be payable with respect to any dividend payment that may be in arrears. So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not make payment on account of the purchase or other retirement of any Parity Stock or Junior Stock, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase any Parity Stock, Junior Stock or any warrants, rights, calls or options unless full cumulative dividends determined to be in accordance herewith on the Series C Preferred Stock have been paid (or are deemed paid) in full.

5)   Preference on Liquidation.

     a) Subject to the liquidation rights of the holders of any Parity Stock, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series C Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders, the liquidation preference of $25.00 per share of Series C Preferred Stock, plus, without duplication, an amount in cash or shares of Common Stock (valued by the Common Stock Valuation Method), at the Corporation's option, equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, any class of common stock of the Corporation.

     b) If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series C Preferred Stock and all Parity Stock are not paid in full, then the assets of the Corporation available for distribution among the holders of the Series C Preferred Stock and any Parity Stock shall bear to each other the ratio that the gross amounts invested in Series C Preferred Stock and the gross amounts invested in any Parity Stock bear to each other.

     c) After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

     d) For the purposes of this Certificate of Designations, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consolidation) of all or substantially all of the property or assets of the Corporation shall be deemed to constitute a liquidation, dissolution or winding-up of the Corporation. However, any consolidation, merger, share exchange or similar transaction to which the Corporation is a party shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

     e) Written notice of any payment to the holders of Series C Preferred Stock as a result of the liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, not less than thirty (30) days prior to any payment date stated therein, to the holders of record of shares of Series C Preferred Stock at their respective addresses as the same shall appear on the books of the transfer agent for the Series C Preferred Stock.

6) Voting Rights. The holders of Series C Preferred Stock shall have no voting rights except as required by law.

7) Conversion Rights. Each holder of shares of Series C Preferred Stock shall have the right, subject as provided herein and to any applicable laws and regulations, at any time commencing one hundred twenty (120) calendar days from the closing of the Company's Series C Preferred Stock Offering at the holder's option to convert the $10.00 gross investment value of each share of Series C Preferred Stock into shares of Common Stock at a conversion price (the "Conversion Price") (subject to adjustment as described in Section 8 below) of $0.600 per share of underlying Common Stock.

     a) In order to exercise the conversion right, the holder of each share of Series C Preferred Stock to be converted shall surrender that certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent for the Series C Preferred Stock and shall give written notice to the Corporation in the form of Exhibit A attached hereto. Such notice shall also state the name or names (with address) in which the certificate or certificates for the shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by funds in an amount sufficient to pay any transfer or similar tax required by the provisions of paragraph 7(c) below. Each share surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name in which such share of the Series C Preferred Stock is registered, be duly endorsed by, or be accompanied by, instruments of transfer (in each case, in form reasonably satisfactory to the Corporation), duly executed by the holder or such holder's duly authorized attorney-in-fact.

     b) As promptly as practicable after the surrender of certificates for shares of the Series C Preferred Stock for conversion and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and deliver to such holder, or on such holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of the Series C Preferred Stock in accordance with the provisions of this Section 7. Each conversion with respect to such shares of the Series C Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of the Series C Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the Person or Persons entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such Common Stock upon that date.

     c) If a holder converts shares of the Series C Preferred Stock, the Corporation shall pay any and all documentary, stamp or similar issue or transfer tax payable in respect of the issue or delivery of the shares of the Series C Preferred Stock (or any other securities issued on account thereof pursuant hereto) or Common Stock upon the conversion; provided, however, the Corporation shall not be required to pay any such tax that may be payable because any such shares are issued in a name other than the name of the holder. In the event that the shares are to be issued in a name other than that of the holder, the holder shall provide the funds necessary to pay any and all of the foregoing taxes.

     d) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the outstanding shares of the Series C Preferred Stock. The

          Corporation shall from time to time, in accordance with the DGCL, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of the shares of the Series C Preferred Stock at the time outstanding, subject to the foregoing restriction on conversion. All shares of Common Stock delivered upon conversion of the shares of the Series C Preferred Stock will, upon delivery, be duly authorized and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof.

     e) In the event of any merger, share exchange or similar transaction to which the Corporation is a party, except (i) a merger in which the Corporation is the surviving corporation or (ii) a share exchange in which the Corporation's shares are issued to shareholders of another corporation, the plan of merger, plan of share exchange or comparable document shall provide that each share of Series C Preferred Stock then outstanding shall be converted into or exchanged for the kind and amount of stock, other securities and property receivable upon such merger, share exchange or similar transaction by a holder of the number of shares of Common Stock of the Corporation into which such share of Series C Preferred Stock might have been converted immediately prior thereto.

8)   Conversion Price Adjustments.

     a) In the event the Corporation shall effect a subdivision of the outstanding Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision shall become effective shall be proportionately decreased, and conversely in the event the Corporation shall combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     b) In the event the Corporation issues Common Stock or Common Stock Equivalents (as defined below), at a price less than the Conversion Price in effect at the opening of business on the day following such issuance, then the Conversion Price shall be temporarily adjusted to the price at which such shares of Common Stock or Common Stock Equivalents were issued for a period of two (2) calendar years (the "Temporary Conversion Price"), subject to the conditions listed below. The Corporation is required to give notice on any such adjustments not less than ten (10) calendar days prior to the first date on which any such adjustment is effective. The Conversion Price shall be adjusted unless such issuance of Common Stock or Common Stock Equivalents at a price less than the then effective Conversion Price was made (i) pursuant to the conversion or exercise of outstanding shares of Common Stock or Common Stock Equivalents issued and outstanding as of the effective date of this Certificate of Designation; (ii) pursuant to the Corporation's 7% Senior Convertible Notes Due 2004 (the "Notes");
          (iii) pursuant to conversion of any securities of the Corporation (including any warrants) issued and outstanding as of the effective date of this Certificate of Designation; (iv) pursuant to any plan adopted by the Corporation for the purchase of stock in connection with any employee compensation or benefit plan of the Corporation or any of its Subsidiaries, whether now in effect or hereafter created or amended, including, but not limited to, the Corporation's 1995 Stock Plan, 1994 Stock Option Plan, 1993 Option Plan, 1995 Director Option Plan and 1995 Employee Stock Purchase Plan;
          (v) pursuant to any compensation arrangement approved by the Board of Directors of the Corporation with any director, officer or employee or proposed director, officer or employee of the Corporation or any Subsidiary; (vi) pursuant to the incurrence of any senior indebtedness secured primarily by the assets of the Corporation or any of its Subsidiaries; (vii) where the shares are issued for a consideration other than cash (including in connection with an acquisition of assets, stock, or a business) and the Board of Directors of the Corporation determines in good faith that such transaction is fair from a financial point of view and in the best interests of the Corporation; and (viii) where the number of shares of Common Stock pursuant to such issuance shall not exceed two percent (2%) of the number of shares of Common Stock into which the Series C Preferred Stock is then convertible.

     c) If the Corporation at any time while any of the Series C Preferred Stock is outstanding shall pay a dividend or other distribution to holders of any Junior Stock payable exclusively in Common Stock or shall pay or make a dividend or other distribution on any other class of capital stock of the Company to holders of any Junior Stock which dividend or distribution includes Common Stock, the Conversion Price in effect at the opening of business the day next following the date the Corporation shall take a record of the holders of its Common Stock for the purpose of receiving such dividend (or if no such record is taken, at the date of such payment) shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment) by a fraction (i) the numerator of which shall be total number of shares of Common Stock outstanding immediately after such dividend or other distribution and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or other distribution. For purposes hereof, the number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its Subsidiaries.

     d) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the transfer agent for the Series C Preferred Stock a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The Corporation shall promptly cause a notice of the adjusted Conversion Price to be mailed to each registered holder of shares of the Series C Preferred Stock.

     e) In any case in which this paragraph provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for such adjustment pursuant to this paragraph occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event issuing to the holder of any shares of the Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.

     f) In case the Corporation shall take any action affecting the Common Stock, other than actions described in Section 7 or this Section 8, which in the opinion of the Board of Directors would materially adversely affect the conversion right of the holders of the shares of the Series C Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances; provided, however, that in no event shall the Board of Directors be required to take any such action.

     g) The Corporation will endeavor to list the shares of the Common Stock required to be delivered upon conversion of shares of the Series C Preferred Stock, prior to delivery, upon each national and international securities exchange, if any, upon which the Common Stock is listed at the time of delivery.

9) Optional Conversion by Corporation. The Corporation may, at its option, cause (i) 50,000 shares of the Series C Preferred Stock to be converted into shares of Common Stock at the Conversion Price at any time and from time to time after October 31, 2003, (ii) 50,000 shares of the Series C Preferred Stock to be converted into shares of Common Stock at the Conversion Price at any time and from time to time after October 31, 2004,
     (iii) 50,000 shares of the Series C Preferred Stock to be converted into shares of Common Stock at the Conversion Price at any time and from time to time after October 31, 2005, and (iv) 50,000 shares of the Series C Preferred Stock to be converted into shares of Common Stock at the Conversion Price at any time and from time to time after October 31, 2006, if the Market Price of the Common Stock for any twenty (20) Stock Exchange Business Days within a period of thirty (30) consecutive Stock Exchange Business Days commencing on or after October 31, 2003, has equaled or exceeded 250% of the then effective Conversion Price. The Corporation is required to give notice that it has met the criteria for mandatory conversion within thirty (30) calendar days of having met such criteria by notifying in writing, each registered holder of Series C Preferred Stock. Upon any mandatory conversion of any Series C Preferred Stock by the Corporation, payment shall be made by the Corporation in either cash or shares of Common Stock for dividends accrued during the period from the most recent dividend payment date to the conversion date. If the Corporation elects to convert less than all of the Series C Preferred Stock, the Corporation shall select which shares of Series C Preferred Stock to convert by lot or such other method, as it shall deem fair and appropriate. Upon expiry of any such notice period as is referred to above, the Corporation shall be bound to convert the Series C Preferred Stock as to which notice has been provided.

10) Registration Rights. Within 180 calendar days of closing of the offering of the Corporation's Series C Preferred Stock, the Corporation shall use its best efforts to register under the Securities Act of 1933 (the "1933 Act") the shares of Common Stock of the Corporation underlying the shares of the Series C Preferred Stock. The Corporation shall use its best efforts to cause such registration to become effective and to keep such registration current under the 1933 Act.

11)  Certain Definitions.

         "Alternative Stock Exchange" means any other national or regional stock exchange or quotation service such as the NASDAQ National Market or any similar quotation service maintained by the National Quotation Bureau or any successor thereto.

         "Capital Stock" of any Person means the Common Stock or preferred stock of such Person. Unless otherwise stated herein or the context otherwise requires, "Capital Stock" means Capital Stock of the Corporation.

         "Common Stock Equivalents" means equity or debt securities of the Corporation (other than Common Stock) which are convertible into or exercisable for shares of Common Stock (including, without limitation, shares, units of shares, preferred stock and other convertible securities) so long as the Board of Directors has deemed such securities to have the same value or economic rights as shares of Common Stock.

         "Market Price" means the weighted average of the high and low sales prices on NASDAQ or any Alternative Stock Exchange on any Stock Exchange Business Day.

         "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Series B Preferred Stock" means the Corporation's Series B Convertible Preferred Stock, $0.0001 par value.

         "Series C Preferred Stock" means the Corporation's Series C Convertible Preferred Stock, $0.0001 par value.

         "Stock Exchange Business Day" means any day (other than a Saturday or Sunday) on which NASDAQ or the Alternative Stock Exchange, as the case may be, is open for business.

         "Subsidiary" of any Person means any Corporation of which at least a majority of the shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such Corporation (irrespective of whether or not at the time stock of any other class or classes of such Corporation shall have voting power by reason of the happening of any contingency) is directly or indirectly owned or controlled by any one of or any combinations of the Corporation or one or more of its Subsidiaries.

         "Transfer Agent" means ViewCast.com, Inc.



                                      *****

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer and attested to by its Chief Financial Officer this _____ day of November 2001.

VIEWCAST.COM, INC.,

                                           a Delaware corporation


                                           By:
                                              ----------------------------------
                                           Name:  George C. Platt
                                           Title: Chief Executive Officer


ATTEST:


By:
   -----------------------------------
Name:  Laurie L. Latham
Title: Chief Financial Officer

                                    EXHIBIT A

                           HOLDER'S CONVERSION NOTICE


To:  ViewCast.com, Inc.

         The undersigned Holder of the Series C Convertible Preferred Stock, par value U.S. $.0001 (the "Preferred Stock"), of ViewCast.com, Inc. (the "Company"), in the aggregate principal amount of U.S. $_____________ irrevocably exercises the option to convert such Preferred Stock into shares of Common Stock of the Company, par value U.S. $0.0001 (the "Common Stock"), in accordance with the terms of the Certificate of Designations relating to the issuance by the Company of the Preferred Stock, and directs that the Common Stock issuable and deliverable upon such conversion be issued and delivered to the undersigned in the name and at the address set forth below.

         If the Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith funds in an amount sufficient to pay any such taxes.

         All terms used and not otherwise defined herein shall have the respective meanings set forth in the Certificate of Designations.


DATE:
     ---------------------------------
Name of Holder:




Signature(s) of Holder:


Address for Delivery of Shares:





Name for Registration of Shares (if different than Holder):